                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported):  December 18, 1995

                            USA Waste Services, Inc.
               (Exact name of registrant as specified in charter)

       Delaware                        1-12154                    73-1309529
(State or other jurisdic-            (Commission                (IRS employer
 tion of incorporation)              file number)            identification no.)


       5400 LBJ Freeway, Suite 300 - Tower One, Dallas, Texas    75240
                (Address of principal executive offices)      (Zip code)


       Registrant's telephone number, including area code: (214) 383-7900


         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

       The information set forth in the press release of the registrant, dated December 19, 1995, which is filed as an exhibit hereto, is incorporated by reference. Certain financial statements and pro forma financial information relating to the merger described in such press release is incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)    Financial Statements of Business to be Acquired

       The following financial statements of Western Waste Industries ("Western") are included herein: (i) the audited consolidated balance sheets as of June 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1995, together with the notes thereto and the report of independent auditors dated August 25, 1995, except for Note 8 as to which the date is September 12, 1995; and (ii) the audited consolidated balance sheet as of June 30, 1995 and the unaudited consolidated balance sheet as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the three months ended September 30, 1994 and 1995.

                       Report of Independent Auditors

  Board of Directors and Shareholders
  Western Waste Industries

  We have audited the accompanying consolidated balance sheets of Western Waste Industries and subsidiaries as of June 30, 1994 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Western Waste Industries and subsidiaries at June 30, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 8 to the consolidated financial statements, in 1994 the Company changed its method of accounting for income taxes, and as discussed in Note 1 to the consolidated financial statements, in 1995 the Company changed its method of accounting for impairment of long-lived assets.


                                                       /s/ ERNST & YOUNG LLP

  Long Beach, California
  August 25, 1995, except for Note 8 as
  to which the date is September 12, 1995

Western Waste Industries           Consolidated Statement of Operations



                                                                  Year Ended June 30,
                                                         ------------------------------------------
                                                            1993           1994           1995
                                                         ------------   ------------   ------------
Revenue                                                  $231,205,000   $257,005,000   $270,941,000
                                                         ------------   ------------   ------------
Costs and expenses:
  Operating                                               187,648,000    192,099,000    196,235,000
  Selling, general
    and administrative                                     37,076,000     38,483,000     39,480,000
  Special charges                                          21,043,000              -              -
                                                         ------------   ------------   ------------
  Total costs and expenses                                245,767,000    230,582,000    235,715,000
                                                         ------------   ------------   ------------
    Income (loss) from operations                         (14,562,000)    26,423,000     35,226,000
Nonoperating income (expense):
   Interest income                                            841,000        799,000      1,542,000
   Interest expense                                        (3,480,000)    (3,834,000)    (5,349,000)
   Other                                                    2,735,000     (  767,000)    (  628,000)
                                                         ------------    -----------   ------------
    Net nonoperating
    income (expense)                                           96,000     (3,802,000)    (4,435,000)
                                                         ------------    -----------   ------------
Income (loss) before income taxes
  and cumulative effect of
  accounting change                                       (14,466,000)    22,621,000     30,791,000
Income taxes (benefit)                                    ( 4,350,000)    10,094,000     13,702,000
                                                         ------------    -----------   ------------
Income (loss) before cumulative
  effect of accounting change                             (10,116,000)    12,527,000     17,089,000
Cumulative effect of
  accounting change                                                 -        414,000              -
                                                         ------------   ------------   ------------
Net income (loss)                                        $(10,116,000)  $ 12,941,000   $ 17,089,000
                                                         ============   ============   ============
Earnings (loss) per common share:
  Primary
    Income (loss) before cumulative
     effect of accounting change                         $       (.73)  $        .83   $       1.10
    Cumulative effect of
     accounting change                                             -             .03              -
                                                         ------------   ------------   ------------
    Net income (loss)                                    $       (.73)  $        .86   $       1.10
                                                         ============   ============   ============
  Fully diluted
    Income (loss) before cumulative
     effect of accounting change                         $       (.73)  $        .80   $       1.10
    Cumulative effect of
     accounting change                                              -            .03              -
                                                         ------------   ------------   ------------
    Net income (loss)                                    $       (.73)  $        .83   $       1.10
                                                         ============   ============   ============

        The accompanying notes are an integral part of these statements.

Western Waste Industries   Consolidated Balance Sheet

                                                        June 30,
                                              ---------------------------
                                                  1994           1995
                                              ------------   ------------
Assets
Current assets:
  Cash and short-term investments             $  9,935,000   $  6,484,000
  Receivables, less allowance of $1,611,000
    in 1994, and $1,738,000 in 1995             31,367,000     29,596,000
  Supplies                                       3,349,000      3,320,000
  Prepaid expenses                               2,842,000      3,762,000
  Other current assets                           1,323,000        199,000
  Deferred income tax benefit                    5,319,000      4,101,000
                                              ------------   ------------
    Total current assets                        54,135,000     47,462,000
Property and equipment, net                    185,598,000    196,972,000
Purchased routes, net                            9,410,000      7,340,000
Goodwill, net                                   21,818,000     19,994,000
Other assets                                    13,720,000     21,605,000
                                              ------------   ------------
                                              $284,681,000   $293,373,000
                                              ============   ============

Liabilities and Shareholders' Equity
Current liabilities:
  Current instalments of long-term debt       $  1,526,000   $  1,308,000
  Accounts payable                               8,764,000      9,159,000
  Accrued payroll and related costs              3,325,000      3,885,000
  Other current liabilities                     19,860,000     17,822,000
                                              ------------   ------------
    Total current liabilities                   33,475,000     32,174,000

Long-term debt, excluding current
 instalments                                    91,864,000     78,882,000
Other liabilities                               17,218,000     18,400,000
Deferred income taxes                            2,947,000      3,696,000
Commitments and contingencies                           --             --
Shareholders' equity:
  Preferred stock, no par value; 2,000,000
    shares authorized; none issued or
    outstanding                                         --             --
  Common stock, no par value; 50,000,000
    shares authorized; issued and outstanding
    14,333,612 shares in 1994 and 14,612,599
    in 1995                                     75,659,000     79,614,000
  Retained earnings                             63,518,000     80,607,000
                                              ------------   ------------
    Total shareholders' equity                 139,177,000    160,221,000
                                              ------------   ------------
                                              $284,681,000   $293,373,000
                                              ============   ============

        The accompanying notes are an integral part of these statements.

Western Waste Industries   Consolidated Statement of Shareholders' Equity

                              Common Stock
                        --------------------------     Retained
                          Shares         Amount        Earnings        Total
                        -----------    -----------    -----------   -----------
   Balance at July 1,
    1992                13,775,202    $61,934,000    $60,622,000   $122,556,000

   Stock issued in
    connection with:

    401(k) plan             47,309        506,000              -        506,000

    Stock option plans      44,050        449,000              -        449,000

    Acquisitions                 -      8,955,000         71,000      9,026,000

   Net Loss                      -              -    (10,116,000)   (10,116,000)
                       -----------    -----------    -----------   ------------
   Balance at
    June 30, 1993       13,866,561     71,844,000     50,577,000    122,421,000
                       -----------    -----------    -----------   ------------
   Stock issued in
    connection with:

    401(k) plan             39,441        566,000              -        566,000

    Stock option plans     284,610      4,219,000              -      4,219,000

    Guaranteed value
     commitments           240,000              -              -              -

   Cancellation of stock   (97,000)      (970,000)             -       (970,000)

   Net Income                    -              -     12,941,000     12,941,000
                       -----------    -----------    -----------   ------------
   Balance at
    June 30, 1994       14,333,612     75,659,000     63,518,000    139,177,000
                       -----------    -----------    -----------   ------------
   Stock issued in
    connection with:

    401(k) plan             37,869        661,000              -        661,000

    Stock option plans     241,118      3,294,000              -      3,294,000

   Net Income                    -              -     17,089,000     17,089,000
                       -----------    -----------    -----------   ------------
   Balance at
    June 30, 1995       14,612,599    $79,614,000    $80,607,000   $160,221,000
                       ===========    ===========    ===========   ============

        The accompanying notes are an integral part of these statements.

Western Waste Industries  Consolidated Statement of Cash Flows

                                                YEAR ENDED JUNE 30,
                                          1993           1994         1995
                                      ------------   -----------  ------------
Operating activities:
 Net income (loss)                    $(10,116,000)  $12,941,000  $17,089,000
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
   Depreciation and amortization        18,678,000    22,047,000   26,999,000
   Bad debt expense                      1,858,000     1,965,000    1,579,000
   Uninsured claims                      3,723,000     1,728,000    1,407,000
   Employer portion-401(k)
    contribution                           506,000       566,000      661,000
   Deferred income taxes                (8,976,000)    1,327,000    1,967,000
   Loss on municipal contract            6,000,000             -     (950,000)
   Gain on sale of minority
    investment                          (2,829,000)            -            -
   Cumulative effect of accounting
    change                                       -      (414,000)           -
   Loss on disposition of assets           157,000     1,164,000      628,000
   Special charges                      21,043,000             -            -
   Changes in operating assets
    and liabilities net of effects
    of purchased businesses:
     Decrease (increase) in
      receivables                       (1,882,000)   (6,045,000)   1,162,000
     Decrease (increase) in other
      assets                             1,891,000     4,979,000   (2,429,000)
     Increase (decrease) in
      accounts payable                      48,000    (  171,000)     395,000
     Increase (decrease) in
      other liabilities                  6,171,000    (3,842,000)     515,000
                                       -----------   -----------  -----------
   Net cash provided by
    operating activities                36,272,000    36,245,000   49,023,000
                                       -----------   -----------  -----------
Investing activities:
 Purchases of property and equipment   (34,980,000)  (44,293,000) (36,386,000)
 Proceeds from sale of investments       7,000,000             -    1,200,000
 Proceeds from disposition of assets       270,000     1,976,000      870,000
                                       -----------   -----------  -----------
   Net cash used in investing
    activities                         (27,710,000)  (42,317,000) (34,316,000)
                                       -----------   -----------  -----------
Financing activities:
 Proceeds from revolving lines of
  credit and long-term borrowings,
  net of restricted cash                13,515,000    15,028,000   18,675,000
 Principal payments on debt            (20,954,000)  ( 4,574,000) (39,450,000)
 Proceeds from sale of stock               419,000     3,294,000    2,617,000
                                       -----------   -----------  -----------
    Net cash provided (used) by
     financing activities              ( 7,020,000)   13,748,000  (18,158,000)
                                       -----------   -----------  -----------
Increase (decrease) in cash and
  short-term investments                 1,542,000     7,676,000   (3,451,000)
Cash and short-term investments at
 beginning of year                         717,000     2,259,000    9,935,000
                                       -----------   -----------  -----------
Cash and short-term investments at
 end of year                           $ 2,259,000   $ 9,935,000   $6,484,000
                                       ===========   ===========   ==========

        The accompanying notes are an integral part of these statements.

  Western Waste Industries  Notes to Consolidated Financial Statements

  June 30, 1995

  Western Waste Industries is a integrated solid waste services company, providing collection, recycling, composting and disposal services for commercial, industrial and residential customers. The Company operates as a single business segment.

  Note 1  Summary of significant accounting policies:

  Principles of consolidation-The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Cash and short term investments-Short term investments generally consist of highly liquid investments with a maturity of three months or less.

  Property and equipment-Property and equipment are recorded at cost. Landfill sites and site improvements are carried at cost and to the extent this exceeds estimated end use realizable value, such excess is amortized over the remaining estimated useful life of the site. Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's useful life. In fiscal 1993, 1994 and 1995, respectively, $1,151,000, $953,000 and $820,000 of interest cost was
  capitalized.   Depreciation and amortization of other property and equipment are provided for by using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of the life of the improvement or the term of the lease.

  Purchased routes-Purchased routes are amortized on a straight-line basis over the contract periods or estimated service periods, generally 10 years. Accumulated amortization at June 30, 1994 and 1995 was $16,640,000 and $18,414,000, respectively.

  Impairment of long-lived assets-In the fourth quarter of fiscal 1995, the Company adopted FASB Statement No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The Statement requires the Company to review long-lived assets and certain identifiable intangibles to be held and used for impairment whenever certain events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under the Statement, if the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. An impairment loss is measured as the amount by which the carrying amount exceeds the fair value of the assets (assets to be held and used) or fair value less cost to sell (assets to be disposed of).

  Goodwill-Consideration paid in excess of the fair market value of net assets acquired is recorded as goodwill and is generally amortized on a straight-line basis over 40 years. During fiscal 1993 and 1994, the carrying value of goodwill was reviewed if the facts and circumstances suggested that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows. In fiscal 1995, the Company accounted for impairment as discussed above under "Impairment of Long-Lived Assets". Accumulated amortization at June 30,
  1994 and 1995 was $2,794,000 and $3,379,000, respectively.

  Deferred bond issue costs-Expenses related to the issuance of Pollution Control Revenue Bonds and Solid Waste Disposal Revenue Bonds (see Note 7) are included in other assets and are amortized over the life of the bonds using the straight-line method. At June 30, 1994 and 1995, the unamortized portion of deferred bond issue costs amounted to $286,000 and $714,000, respectively.

  Closure and post-closure reserves-The Company will have material financial obligations relating to closure and post-closure costs of landfill facilities it operates or for which it is otherwise responsible. While the precise amount of these future obligations cannot be determined, the Company has estimated that total costs for final closure of its existing facilities and post-closure activities, will approximate $32,000,000. Closure and post-closure accruals consider final capping of the site, site inspections, ground-water monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the period after the facility closes.

  Closure and post-closure costs are accrued and charged to cost of operations over the estimated useful lives of such facilities. These accruals are based on estimates from management reviews performed periodically. The closure and post-closure requirements for the Company's municipal solid waste landfills are established by Subtitle D or the applicable states' adopted and EPA approved Subtitle D implementation plan. In performing the review for each facility, the Company analyzes actual costs incurred versus total estimated costs, updates prior cost estimates to reflect current regulatory requirement, and considers requirements of proposed regulatory changes.

       The Company accounts for closure and post-closure accruals by comparing the total estimated closure and post-closure cost with the existing reserve. The difference is accrued and charged to cost of operations as airspace is consumed.

       The Company had closure and post-closure reserves as follows:

                                              June 30,
                                       --------------------------
                                           1994          1995
                                       ------------  ------------
  Current portion included in
  Other Current Liabilities           $  2,019,000   $  2,636,000
  Non-current portion included in
  Other Liabilities                      5,617,000      6,544,000
                                      ------------   ------------
                                      $  7,636,000   $  9,180,000
                                      ============   ============


  Marketable Securities-In May 1993, the FASB issued Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities". The Statement requires the Company to report its investment in marketable securities (see Note 5) at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. The Company adopted this statement in fiscal 1995. The effect of this adoption was not material to the financial position or results of operations of the Company.

  Note 2  Special Charges

       In fiscal 1993, the Company incurred special charges in the amount of $21,043,000. These charges included principally (i) writeoffs and reserves of $10,143,000 related to certain landfill development projects (ii) a provision of $6,900,000 for additional reserves for potential future expenditures relating to the long-term requirements for closure/post closure management of certain of the Company's landfills and (iii) a general reserve of $4,000,000 for property no longer needed for operations and other matters. The balance of the reserves related to (i) landfill development projects and
  (ii) real property totaled $3,600,000 and $1,800,000 respectively, as of June 30, 1995. Company management believes that these reserves remain adequate as of June 30, 1995.


  Note 3  Acquisitions/Divestitures:

       In October 1990, the Company issued 300,000 shares of its common stock in exchange for all the outstanding capital stock of a waste collection company. This transaction, which was not material to the Company's financial position or results of operations when originally recorded in fiscal 1991, was accounted for as a pooling-of-interests at that time. However, as a result of new information, it was determined in fiscal 1993 that the transaction would have been more properly recorded by using the purchase method. Accordingly, the financial statements for the year ended June 30, 1993 reflect this revision. As the effect was not material, financial statements for prior years were not restated. Total consideration paid for this acquisition was $9,310,000 consisting of 300,000 shares of capital stock at a guaranteed price of $30 per share and $310,000 in assumed debt in excess of assets acquired. In exchange for this consideration, the Company allocated $1,215,000 to purchased routes and $8,095,000 to goodwill. As part of this transaction the Company issued 240,000 shares of common stock in fiscal 1994 as renumeration for a stock price guarantee.

       In February 1993, the Company sold its equity investment in the outstanding common stock of Best Pak Disposal resulting in a gain of $2,800,000. The gain of $2,800,000 was included in nonoperating income (expense)-other in the Consolidated Statement of Operations for the year ended June 30, 1993. As part of the fiscal 1993 transaction, the Company received 75,000 shares of common stock of USA Waste Services, Inc., valued at $1,200,000. In fiscal 1995, the Company exercised a put option on the shares and received $1,200,000.


  Note 4  Property and equipment:

       Property and equipment is composed of the following:

                                              June 30,
                                      ------------------------
                                         1994          1995
                                      ----------    ----------
  Land                               $ 27,271,000  $ 27,533,000
  Landfill sites                       52,445,000    63,391,000
  Buildings and leasehold
   improvements                        40,080,000    44,633,000
  Vehicles                             74,854,000    75,682,000
  Equipment and other                  81,800,000    85,875,000
                                     ------------  ------------
                                      276,450,000   297,114,000
  Less accumulated depreciation
    and amortization                   90,852,000   100,142,000
                                     ------------  ------------
                                     $185,598,000  $196,972,000
                                     ============  ============

  Note 5  Other assets:

          Other non-current assets consist of the following:

                                             June 30,
                                     ------------------------
                                         1994         1995
                                     -----------  -----------
  Marketable securities              $ 2,260,000  $ 1,518,000
  Secured note receivable              3,113,000    3,438,000
  Joint development venture            3,073,000    3,602,000
  Restricted cash                              -    6,416,000
  Other                                5,274,000    6,631,000
                                     -----------  -----------
                                     $13,720,000  $21,605,000
                                     ===========  ===========

     In fiscal 1992, the Company entered into a joint development arrangement with two other companies, for the purpose of developing a waste-by-rail project called California RailFill Systems, formerly California InteRail.
  The project is in the permitting stage and expects to receive solid waste from throughout Southern California. The preliminary permitting cost estimate is approximately $5,000,000 for each member of the joint development team, of which the Company has expended $4,429,000 through June 30, 1995.
  The Company's investment in this venture totaled $3,073,000 and $3,602,000 at June 30, 1994 and 1995, respectively.

     As of June 30, 1995, the Company had $6,416,000 in restricted cash. This cash, which is related to the California Pollution Control Bonds (see Note
  7), is held in custody by a Trustee and is restricted as to withdrawal or use for qualified fixed asset expenditures.

     During fiscal 1995 the Company experienced significant competition in the greenwaste market resulting in a decrease in price and volume and negative cashflow from operations. The Company believes that this environment will continue in the foreseeable future. Accordingly the Company evaluated the ongoing value of the fixed assets, covenants, and goodwill associated with its greenwaste operations. Based on this evaluation, and in accordance with the adoption of FASB 121 (see Note 1) the Company determined that assets with a carrying value of approximately $4,473,000 were impaired and wrote them down by approximately $1,242,000 to their fair value. The Company obtained independent appraisals of its fixed assets in order to determine fair value. The impairment loss is included in Operating Expenses in the fiscal 1995 Consolidated Statement of Operations.

  Note 6 - Other current liabilities:

       Other current liabilities consist of the following:

                                               June 30,
                                        ----------------------
                                          1994         1995
                                       -----------  -----------
  Uninsured claims                     $ 6,698,000  $ 6,413,000
  Closure and post-closure reserves      2,019,000    2,636,000
  Reserve for loss on municipal contract   500,000      500,000
  Other                                 10,643,000    8,273,000
                                       -----------  -----------
                                       $19,860,000  $17,822,000
                                       ===========  ===========

       The Company has a risk management program whereby it retains the liability, subject to maximum limits, for auto, general liability, employee
  health and welfare benefits and workers' compensation.   As required by law,
  the Company has pledged certain marketable securities, (see Note 5) and has established a letter of credit in the amount of $1,366,000 as of June 30, 1995, to guarantee its workers' compensation obligations in California. The Company establishes self insured losses and loss adjustment expenses based on estimates of the ultimate cost of claims which have been reported but not fully paid, and of claims which have been incurred but not yet reported. The length of time for which such costs must be estimated varies depending on the coverage involved. Actual claim costs are dependent upon such complex factors as inflation, changes in the doctrines of legal liability and size of damage awards. Because of the variables involved, the reserving process results in an estimate rather than an exact calculation of liabilities.


  The estimated liability for uninsured claims at June 30, 1995, included in other current liabilities and other liabilities, consists of the following:

                                    Current        Long-term      Total
                                    -------        ---------   ----------
Liability and property damage      $2,482,000     $3,800,000  $ 6,282,000
 Workers' compensation              2,931,000      3,085,000    6,016,000
 Employee health and welfare        1,000,000        382,000    1,382,000
                                   ----------     ----------  -----------
                                   $6,413,000     $7,267,000  $13,680,000
                                   ==========     ==========  ===========

     Under its current risk management programs, the Company's maximum liability per occurrence is listed below:

                     Auto and general liability         $250,000
                     Workers' compensation         $ 325,000 - $500,000
                     Employee health and welfare        $ 65,000

Note 7  Long-term debt:

     Long-term debt, which approximates market value, consists of the following:

                                                           June 30,
                                                   ------------------------
                                                     1994           1995
                                                   -----------  -----------
Notes payable to banks, unsecured                  $82,000,000  $44,000,000
Solid Waste Disposal Revenue Bonds,
 Series 1994A                                               -    24,000,000
Solid Waste Disposal Revenue Bonds                   8,200,000    8,200,000
Pollution Control Revenue Bonds                      1,489,000    1,133,000
Other notes payable, secured and unsecured           1,701,000    2,857,000
                                                   -----------  -----------
Total long-term debt                                93,390,000   80,190,000
Less current instalments                             1,526,000    1,308,000
                                                   -----------  -----------
Long-term debt, excluding current instalments      $91,864,000  $78,882,000
                                                   ===========  ===========

  Aggregate principal amounts of long-term debt at June 30, 1995, including capital leases, are due as follows:

                                          Year Ended
                                           June 30,
                                         -----------
                  1996                   $ 1,308,000
                  1997                    44,990,000
                  1998                       856,000
                  1999                       828,000
                  2000                         8,000
                  Thereafter              32,200,000
                                         -----------
                                         $80,190,000
                                         ===========

     The Company's revolving line of credit (the "Agreement"), which currently matures on June 1, 1997, permits borrowings up to $100,000,000. At the Company's option, borrowings under the Agreement bear interest at the bank's prime rate (8.75% at June 30, 1995), and/or at the London Interbank Offered Rate (LIBOR) plus .75 to 2.0 per cent, depending upon certain ratios. At June 30, 1995, all borrowings were under the LIBOR option with rates ranging from 6.75% to 6.81% and averaging 6.79%. The Agreement has a $16.5 million quarterly commitment reduction commencing March 1, 1996. On or before the first day of October of each year, the Company has the option to request an extension of the revolving period and the termination date with the approval of its banks. The Company is in the process of negotiating a new agreement and therefore has not filed the extension request. Under the terms of the Agreement, the Company is subject to various debt covenants including maintenance of certain financial ratios, and in addition, it limits the amount of cash dividends.

     During the second quarter of fiscal 1995 the Company issued, through the California Pollution Control Financing Authority, $24,000,000 of tax exempt bonds (the "Bonds") with a term of twelve years. The Bonds are subject to a mandatory sinking fund redemption of $4,000,000 each October 1, over the period of 2001 to 2006. The proceeds of the financing are restricted to fund certain projects, including purchases of equipment, located in California counties. As part of this financing, the Company established an irrevocable letter of credit for the principal amount of $24,000,000 plus 52 days accrued interest on the bonds to guarantee repayment. The bonds bear interest at a floating rate (3.76% as of June 30, 1995) which is set weekly by a remarketing agent. Simultaneously with the issuance of the Bonds, the Company entered into an interest rate swap agreement with a major bank whereby the Company will pay a fixed rate of 6.29% and the bank will pay the floating rate for a period of five years. The Company records the fixed rate as interest expense.

     Solid Waste Disposal Revenue Bonds issued by the California Pollution Control Financing Authority are secured by a solid waste landfill facility constructed with bond proceeds. The bonds, which mature through 2000, bear interest at a floating rate set weekly (4.375% at June 30, 1995) until conversion to a fixed rate, at the option of the Company, for the remaining term of the bonds. As of June 30, 1995, the Company has not exercised its option of conversion to a fixed rate. The Company also has an option to redeem the bonds prior to maturity at the redemption price ranging from 100% to 103% depending on the redemption date. At June 30, 1995, the Company established in the trustee's favor an irrevocable letter of credit for the principal amount of $8,200,000 plus 123 days accrued interest on the bonds to guarantee repayment.

     Pollution Control Revenue Bonds issued by the California Pollution Control Financing Authority are secured by a solid waste disposal facility constructed with bond proceeds. Revenue from the operation of the solid waste disposal facility is pledged to secure repayment of the bonds. The Company is required to deposit into a Reserve Fund an amount equal to three months' debt service (principal and interest). The Reserve Fund balances at June 30, 1994 and 1995 were $546,000 and $588,000 respectively, and have been deducted from bond principal outstanding. Bond repayment is guaranteed up to a maximum of 80 percent by the Federal Small Business Administration. The bonds bear interest at a rate from 5.4% to 6.0% and mature from 2000 to 2005.

     At June 30, 1995, $33,000,000 of long-term debt was collateralized by land, buildings and equipment with a carrying value of $24,000,000. Interest paid during fiscal years 1993, 1994 and 1995 was $5,010,000, $4,652,000, and
$5,790,000, respectively.

     The fair value of the Company's long term debt calculated using current rates offered to the Company for debt of the same remaining maturities is not materially different from the amounts included in the Consolidated Balance Sheet.

     The Company has used an interest-rate swap agreement to effectively convert a portion of its floating rate debt to a fixed rate basis, thus reducing the impact of interest-rate volatility on future operations. Approximately 31% ($24,000,000) of the Company's outstanding floating rate debt was subject to this interest-rate swap agreement as of June 30, 1995.


Note 8  Income taxes:

     Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". Under the liability method, deferred tax liabilities and assets are determined based on the difference between financial reporting and tax basis of assets and liabilities, using the enacted tax rates in effect for the year in which the differences are expected to reverse. Taxes previously accrued will be adjusted for changes in tax rates as they become effective as opposed to when the taxes were recorded. The cumulative effect of adopting Statement 109 was a $414,000 benefit to income. As permitted under the new rules, prior year financial statements have not been restated.

     Significant components of deferred tax assets and liabilities are as follows:

                                                1994           1995
                                             -----------    -----------
Deferred tax assets:
  Self-insurance                             $ 4,572,000    $ 5,043,000
  Reserve for:
    Asset valuation                            4,305,000      4,668,000
    Landfill related costs                     4,094,000      4,311,000
    Loss on municipal contract                 1,348,000        959,000
    Litigation settlements                     1,013,000        115,000
    Disposal of a division                       581,000              -
  State taxes                                    595,000        802,000
  Other, net                                   1,127,000      1,385,000
                                             -----------    -----------

    Total deferred tax assets                 17,635,000     17,283,000

Deferred tax liabilities:
  Tax over book depreciation                  11,935,000     13,121,000
  Deferred gain on sale of asset               1,465,000      1,465,000
  Prepaid expenses                               490,000        495,000
  Property taxes                                       -        354,000
  Other                                        1,373,000      1,443,000
                                             -----------    -----------
    Total deferred tax liabilities            15,263,000     16,878,000
                                             -----------    -----------
Net deferred taxes                           $ 2,372,000    $   405,000
                                             ===========    ===========


Income tax expense (benefit) consists of the following:

                                      Year Ended June 30,
                         ----------------------------------------------
                         Deferred Method             Liability Method
                         ---------------     --------------------------
                                    1993            1994           1995
                         ---------------     -----------     ----------
Current:
  Federal                    $ 1,441,000     $ 7,085,000     $ 9,592,000
  State                          555,000       1,682,000       2,143,000
                          --------------     -----------     -----------
                               1,996,000       8,767,000      11,735,000
Deferred:
  Federal                     (4,891,000)      1,174,000       1,710,000
  State                       (1,455,000)        153,000         257,000
                          --------------     -----------     -----------
                              (6,346,000)      1,327,000       1,967,000
                          --------------     -----------     -----------
                             $(4,350,000)    $10,094,000     $13,702,000
                          ==============     ===========     ===========

The provision for deferred taxes, as of June 30, 1993 consists of the following:


Accelerated depreciation for tax purposes                $ 1,811,000
Change in allowance valuation of properties               (  820,000)
Reserve for:
  Landfill related costs                                  (2,992,000)
  Loss on municipal contract                              (2,460,000)
  Litigation settlements                                  (1,230,000)
  Disposal of a division                                     666,000
Change in estimated liability for uninsured claims        (1,753,000)
Change in certain prepaid expenses                            86,000
Equity investment income                                  (  260,000)
Other, net                                                   606,000
                                                         -----------
                                                         $(6,346,000)
                                                         ===========

     A reconciliation of income tax expense (benefit) computed by applying the statutory federal income tax rate to income (loss) before taxes and reported tax expense is presented below:

                                           Year Ended June 30,
                                   -----------------------------------
                                       1993          1994       1995
                                   -----------   -----------  -----------
Income tax computed at statutory
  federal income tax rate            $(4,918,000)  $ 7,918,000  $10,777,000
State income taxes, net of
  federal income tax benefit          (  594,000)    1,193,000    1,560,000
Provision for non-deductible
  items                                  764,000       600,000      387,000
Amortization and other expenses not
  deductible for tax purposes, net       398,000       383,000      978,000
                                     -----------   -----------  -----------
Income tax expense (benefit)
  as reported                        $(4,350,000)  $10,094,000  $13,702,000
                                     -----------   -----------  -----------
Effective tax rate                        (30.1%)        44.6%        44.5%
                                     ===========   ===========  ===========


     The Company made income tax payments of $5,014,000, $5,995,000, and $9,740,000 during fiscal years 1993, 1994 and 1995, respectively.

     The Company's corporate tax returns are currently being audited by the Internal Revenue Service (IRS) for fiscal years 1989 through 1993. The IRS has proposed adjustments for these years, which the Company is vigorously protesting, which neither alone nor together would have a material effect on the Company's financial position or results of operations, when resolved.

     In September 1995, the Company entered into a settlement agreement with the IRS for fiscal years 1989 and 1990 and resolved certain other open issues for other years. The Company has paid additional tax and interest of approximately $2,200,000, which is within amounts previously accrued. Also, as part of the settlement, the deductibility and amortization period of certain intangibles were changed, which will result in the deductibility of certain previously undeductible goodwill.


Note 9  Shareholders' equity:

     Primary and fully diluted earnings per share are computed on the basis of the weighted average number of shares outstanding plus the common stock equivalents which would arise from the exercise of stock options as follows:

                                           Year Ended June 30,
                                   ------------------------------------
                                      1993         1994         1995
                                   ----------   ----------   ----------
Primary                            13,818,000   15,048,000   15,531,000

Fully diluted                      13,818,000   15,525,000   15,531,000


     The Company presently maintains three stock option plans affording key employees and directors with the Company the right to purchase shares of its common stock. At June 30, 1995, options were available for future grants only under one of the plans, the Companys 1992 Stock Option Plan. The options may be designated as incentive or non-qualified in nature, at the discretion of the Compensation Committee of the Board of Directors, though only employees are eligible to receive incentive stock options. The Company has reserved 2,000,000 shares under its Incentive Stock Option Plan (ISOP) and an additional 2,000,000 shares under its Non-Qualified Stock Option Plan. In addition, the 1992 plan provides for the reserve of 2,000,000 shares which are to be designated as either qualified or non-qualified. The plans provide for the granting of options at a purchase price of at least 100% of the fair market value on the date the options are granted. Options are generally exercisable in instalments beginning one year after the grant date.

     The exercise of non-qualified stock options results in state and federal income tax benefits to the Company related to the difference between the market price at the date of exercise and the option price. During fiscal 1993, 1994, and 1995, $30,000, $925,000, and $677,000, respectively, was credited to common stock.

     Information with respect to options granted under the plans is as follows:

                                                           Non-qualified
                                                   ISOP         Plan
                                              ------------ -------------
  Outstanding at July 1, 1993                      779,000    1,670,566
     Issued                                             --      740,400
     Canceled                                     ( 20,561)    ( 48,333)
     Exercised                                    (168,209)    (116,401)
                                              ------------ ------------
  Outstanding at June 30, 1994                     590,230    2,246,232

     Issued                                        291,500      270,000
     Canceled                                     (  2,375)    ( 23,432)
     Exercised                                    ( 42,530)    (198,588)
                                              ------------ ------------
  Outstanding at June 30, 1995                     836,825    2,294,212
                                              ============ ============
  Exercisable at June 30, 1995                     547,325    1,438,824
                                              ============ ============
  Option price range                          $8.00-$22.00 $8.00-$20.00


     Notes receivable of $154,000 due from employees for the purchase of shares of the Company's common stock under stock option plans, have been deducted from shareholders' equity at June 30, 1994.

     During fiscal 1994, the Company accepted as settlement of a receivable, 97,000 shares of common stock valued at $970,000. The shares were canceled and returned to authorized but unissued status.

     The Company issued 240,000 shares of common stock in fiscal 1994 as renumeration for a stock price guarantee related to an acquisition which took place in fiscal 1991 (See Note 3).

     In April 1995, the Company filed a shelf registration statement on Form S-4 covering 3,000,000 shares of common stock with the Securities and Exchange Commission. The Registration Statement became effective in May 1995.


Note 10  Commitments and other items:

     The Company leases a portion of its equipment and facilities which are classified as operating leases. Minimum rental commitments (exclusive of property tax, insurance and maintenance) under all non-cancelable operating leases are due at June 30, 1995, as follows:

                                  1996                  $ 2,016,000
                                  1997                       80,000

     Included above is a lease with the Company's President for the rental of one of the Company's buildings. The rental rate is, in management's opinion, comparable to that which would have been entered into with independent third parties.

     Rental expense approximated $11,415,000, $10,156,000 and $7,018,000 for the fiscal years ended June 30, 1993, 1994 and 1995, respectively. These amounts include rental payments to the President of approximately $172,000, $161,000 and $175,000 for the fiscal years ended June 30, 1993, 1994 and 1995, respectively.

     The Company has a 401(k) plan which generally covers all full time salaried and clerical employees not represented by a bargaining agreement. Eligible employees are allowed to contribute up to the maximum allowed by law. At its discretion, the Company can match up to 50% of the amount contributed by employees. The Company's contributions for 1993, 1994, and 1995, represented by issuance of Company common stock, were $506,000 and $566,000, and $661,000, respectively.

     In connection with the Company's decision to dispose of a truck body manufacturing division in fiscal 1992, the Company recorded a provision of $4,050,000 to reflect the estimated loss on disposition, including estimated future costs and operating results. In fiscal 1995, the Company completed the disposal.

     On June 30, 1992, the Company entered into an agreement with the City of San Jose, to provide refuse and recycling services, for a term of six years, with service beginning July 1, 1993. During the initial months of the contract, it became apparent that the level of services required for the contract and related costs of operation would be greater than originally envisioned. This occurred, in part, by factors outside of the control of the Company. As a consequence, most of the increased cost could not have been anticipated or estimated prior to the start of the contract. The Company estimated that it would incur a loss of $6,000,000 over the life of the contract, in order to satisfy the service requirements of the contract and accordingly accrued that amount in fiscal 1993. Through 1995 the Company incurred $3,050,000 of the projected loss. As of June 30, 1995, the Company revised its estimate of the loss related to the remaining contract period resulting in a reduction of the accrual of approximately $950,000. This reduction was based mainly on improved recycling market prices and operating margins. The Company believes that the remaining $2,000,000 is adequate to cover any future losses related to this contract.



Note 11  Litigation:

     The Company was served on October 13, 1993 with a class action lawsuit. The complaint alleges that the Company violated federal securities laws with regard to certain disclosures and representations made by the Company and certain alleged omissions on the part of the

Company in connection with merger negotiations between the Company and Browning-Ferris Industries ("BFI"). The plaintiffs allege that they and all other persons or entities that bought the stock of the Company during the period of September 2, 1993 through October 7, 1993 suffered damages as a result of changes in the market price of the Company's common stock. The Company does not believe that it has violated any laws with regard to the BFI matter and intends to vigorously defend the lawsuit.

     The Company was served on August 9, 1994 with a complaint filed by certain refuse haulers in San Bernardino County alleging that the Company violated certain California Business and Professions Code Sections and also intentionally interfered with existing and prospective economic relations. The complaint alleges that the Company does not hold a validly issued permit to operate within a certain geographic area in the County of San Bernardino and that the Company has engaged in a course of conduct of predatory pricing. The complaint also alleges that the Company has violated a San Bernardino County ordinance by engaging in discriminatory and non-uniform pricing of its refuse hauling services. In addition to the injunction, the complaint prays for three times the actual damages incurred by plaintiffs, punitive and exemplary damages in the amount to be proven at the time of trial, reasonable attorneys' fees and costs of suit. The Company believes it has valid defenses to the allegations and intends to vigorously defend the suit. The Company has filed a cross-complaint against the plaintiffs for engaging in improper pricing activities.

     The Company was named by the County of Los Angeles in regard to an indemnification action by the County for collection of alleged damages resulting from hauling waste from County garbage districts to the Operating Industries Landfill. The Company and some of its prior subsidiaries hauled waste to the Operating Industries site for certain defendant cities and also hauled waste through two defendant county garbage districts in the County of Los Angeles. In July 1994, the Company reached an agreement to settle the claims for the amount of $3,600,000, and received insurance proceeds of $1,200,000 as of June 30, 1994. This amount fell within the range previously accrued. The settlement includes a release by the EPA with regard to the Operating Industries site.

     In or about August 1994, a case was filed in the United States District Court for the Western District of Arkansas. This is an action originally filed by seven landowners who live near a landfill operated by the Company in Miller County, Arkansas. The landowners allege that the Company unlawfully received hazardous waste and that the pollutants from the waste received by the Company had contaminated their property or threatened to contaminate their property in the future. The landowners seek an unspecified amount of damages based on the contamination or threat of contamination. In addition, the landowners seek to recover damages based on the devaluation of their property due to the "stigma" of being located near a disposal site for hazardous waste. In addition, the landowners also seek to recover damages based upon their fear of developing adverse health effects. In July 1995, 135 additional plaintiffs intervened and asserted claims similar to those raised by the original plaintiffs. The Company and the other defendants have denied that any unlawful disposal of waste took place at the landfill. In or about June 1995, a case of was filed by eight land owners who own property along a creek downstream from the Company's Miller County landfill. Plaintiffs allege that their property has been contaminated by releases of hazardous substances from the landfill and other hazardous substance disposal sites operated by the other defendants. The Company believes it has valid defenses to the allegations and is vigorously defending the action.

     In late December 1994, a lawsuit was filed in Los Angeles County Superior Court by 24 plaintiffs. The Company is among 19 named defendants. The complaint asserts causes of action for nuisance and trespass seeking damages for personal injuries and property damage. The complaint alleges that Western owns a parcel of property, acquired from Cadillac Fairview/California located in Torrance, California. The complaint alleges that Montrose Chemical Corporation and others manufactured DDT on property at or adjacent to the property owned by Western. The plaintiffs further allege that contaminants from this property escaped to plaintiff's property, injured plaintiff and damaged the value of plaintiff's property. On June 29, 1995, this case was removed to the United States District Court. The Company has filed an answer denying any liability. The Company believes it has valid defenses to the allegations and intends to vigorously contest the case and is contemplating filing a cross-complaint once its investigation of the facts is completed.

     On or about February 2, 1995, a complaint was filed in a taxpayer lawsuit. The complaint does not name the Company as a defendant. The plaintiffs allege that the County and the other defendants, in connection with a contract with the Company, regarding the operation and management of the El Sobrante Landfill (the "Landfill") located within the County (the "Agreement"), engaged in various improper actions, including the unlawful sale of public property, wasting public funds, and making an unconstitutional gift of public property and funds. The complaint seeks an order voiding the Agreement and an injunction ordering the defendants to pay to the county allegedly unlawful revenues earned from th Landfill, to cease further dumping at the Landfill of out-of-county waste, return of alleged windfall profits and limiting dumping fees charged to incounty residents. The complaint also seeks general damages of $10,000,000 and special and punitive damages, attorneys' fees and costs.
The Company believes the taxpayer suit is based upon erroneous assumptions and that there are valid defenses available to the County to each of the claims asserted in the complaint.

     In addition to the above, there are a number of claims and suits pending against the Company for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste management business. In the opinion of management, the uninsured liability, if any, under the aforementioned claims and suits would not materially affect the financial position or results of operations of the Company.

                       UNAUDITED SELECTED QUARTERLY DATA

                        (dollars expressed in thousands,
                           except per share figures)


                                     Income                      Net Income
                                      from           Net             per
                       Revenue     operations      income      share (primary)
                       -------     ----------     ----------   ---------------
   Fiscal 1994

     First quarter    $ 62,911      $  5,201      $  2,975(a)    $  .21(a)

     Second quarter     63,323         5,906         2,836          .19

     Third quarter      64,949         7,560         3,375          .22

     Fourth quarter     65,822         7,756         3,755          .24
                      --------      --------      --------       ------
                      $257,005      $ 26,423      $ 12,941       $  .86
                      ========      ========      ========       ======
   Fiscal 1995

     First quarter    $ 67,147      $  8,449      $  4,078       $  .26

     Second quarter     67,671         9,453         4,147          .27

     Third quarter      67,638         8,816         4,339          .28

     Fourth quarter     68,485         8,508         4,525          .29
                      --------      --------      --------       ------
                      $270,941      $ 35,226      $ 17,089       $ 1.10
                      ========      ========      ========       ======

   (a) Net income and net income per share for the first quarter of fiscal 1994 includes a tax benefit of $414 or $.03 per share related to the change in accounting for income taxes.

                            WESTERN WASTE INDUSTRIES

                          CONSOLIDATED BALANCE SHEETS

                             (dollars in thousands)

                                                                     June 30,   September 30,
                                                                       1995         1995
                                                                    --------    ------------
                        ASSETS                                                  (Unaudited)
     Current assets:
       Cash and short-term investments                              $  6,484      $  8,374
       Receivables, less allowance of $1,738 and $1,885,
        respectively                                                  29,596        32,373
       Supplies                                                        3,320         3,670
       Deferred income tax benefit                                     4,101         4,301
       Prepayments and other                                           3,961         2,810
                                                                    --------      --------
          Total current assets                                        47,462        51,528

     Property and equipment, net                                     196,972       202,795
     Purchased routes, net                                             7,340         6,863
     Goodwill, net                                                    19,994        19,811
     Other assets                                                     21,605        18,135
                                                                    --------      --------
                                                                    $293,373      $299,132
                                                                    ========      ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
       Current instalments of long-term debt                        $  1,308      $  1,296
       Accounts payable                                                9,159         8,331
       Accrued payroll and related costs                               3,885         3,414
       Other current liabilities                                      17,822        20,916
                                                                    --------      --------
         Total current liabilities                                    32,174        33,957

     Long-term debt, excluding current instalments                    78,882        78,758
     Other liabilities                                                18,400        18,664
     Deferred income taxes                                             3,696         2,472
     Commitments and contingencies                                         -             -
     Shareholders' equity:
       Preferred stock, no par value; 2,000,000
        shares authorized; none issued or
        outstanding                                                        -             -
       Common stock, no par value; 50,000,000
        shares authorized; issued and
        outstanding 14,612,599 and 14,653,668
        shares, respectively                                           79,614        80,249
       Retained earnings                                              80,607        85,032
                                                                    --------      --------
          Total shareholders' equity                                 160,221       165,281
                                                                    --------      --------
                                                                    $293,373      $299,132
                                                                    ========      ========

     The accompanying notes are an integral part of these statements.

                            WESTERN WASTE INDUSTRIES

                 CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
                    (dollars in thousands except share data)

                                                         Three Months Ended
                                                            September 30,
                                                        --------------------
                                                          1994        1995
                                                        --------    --------
     Revenue                                            $ 67,147    $ 69,739
                                                        --------    --------
       Costs and expenses:
        Operating                                         49,144      51,430
        Selling, general and
           administrative                                  9,554       9,866
                                                        --------    --------
           Total costs and expenses                       58,698      61,296
                                                        --------    --------
             Income from operations                        8,449       8,443

       Nonoperating income (expense):
         Interest expense                                 (1,138)    ( 1,167)
         Other                                                37         353
                                                        --------    --------
                                                          (1,101)    (   814)
                                                        --------    --------
       Income before income taxes                          7,348       7,629

       Income taxes                                        3,270       3,204
                                                        --------    --------
         Net Income                                     $  4,078    $  4,425
                                                        ========    ========


       Primary and fully diluted
         earnings per common share                      $    .26    $    .28
                                                        ========    ========





        The accompanying notes are an integral part of these statements.

                            WESTERN WASTE INDUSTRIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                             (dollars in thousands)

                                                                  Three Months Ended
                                                                    September 30,
                                                               ---------------------
                                                                 1994          1995
                                                               -------       -------
     Operating activities:
       Net income                                              $ 4,078       $ 4,425
       Adjustments to reconcile net income to net
         cash provided by operating activities:
           Depreciation and amortization                         6,353         6,414
           Provision for losses on accounts
             receivables                                           357           358
           Uninsured claims                                         14           (96)
           Employer portion - 401(k) contribution                  188           169
           Deferred income tax expense (benefit)                 1,260        (1,424)
           Loss on disposition of assets                           196           118
           Increase (decrease) in cash resulting
             from changes in operating assets and
             liabilities, excluding effects of
             purchased businesses:
               Receivables                                      (2,581)       (1,137)
               Other assets                                     (1,204)          252
               Accounts payable                                     19        (  828)
               Other liabilities                                (2,488)        3,118
                                                               -------       -------
               Net cash provided by operating
                 activities                                      6,192        11,369

     Investing activities:
       Purchases of property and equipment                     ( 7,356)      (11,956)
       Proceeds from disposition of assets                         193           224
                                                               -------       -------
               Net cash used in investing
                 activities                                    ( 7,163)      (11,732)

     Financing activities:
       Proceeds from $24 million tax exempt
         borrowings                                                  -         2,058
       Principal payments on borrowings                         (6,381)      (   136)
       Proceeds from issuance of stock                             864           331
                                                               -------       -------
               Net cash provided by (used in)
                 financing activities                           (5,517)        2,253
                                                               -------       -------
       Increase (decrease) in cash and
         short-term investments                                 (6,488)        1,890

     Cash and short-term investments
       at beginning of period                                    9,935         6,484
                                                               -------       -------
     Cash and short-term investments
       at end of period                                        $ 3,447       $ 8,374
                                                               =======       =======

        The accompanying notes are an integral part of these statements.

                            WESTERN WASTE INDUSTRIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     NOTE 1 - Basis of presentation:

          The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments made to the interim financial statements were of a normal recurring nature. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended June 30, 1995.

          Certain reclassifications have been made in prior year financial statements to conform to the current year presentation.

     NOTE 2 - Earnings per share:

          Primary and fully diluted earnings per share are computed on the basis of the weighted average number of shares outstanding plus the common stock equivalents which would arise from the exercise of stock options using the treasury stock method.

          The average number of shares used for primary and fully diluted calculations for the three months ended September 30, 1994 and 1995 were 15,664,000 and 16,009,000, respectively.

     NOTE 3 - Long-term debt:

          Long-term debt, which approximates market value, consists of the following:

                                                  June 30,   September 30,
                                                   1995         1995
                                                -----------  ------------
                                                  (dollars in thousands)
Notes payable to banks, unsecured                   $44,000       $44,000
Solid Waste Disposal Revenue Bonds, Series 1994A     24,000        24,000
Solid Waste Disposal Revenue Bonds                    8,200         8,200
Pollution Control Revenue Bonds                       1,133         1,052
Other notes payable, secured and unsecured            2,857         2,802
                                                -----------   -----------
Total long-term debt                                 80,190        80,054
Less current instalments                              1,308         1,296
                                                -----------   -----------
Long-term debt, excluding current instalments       $78,882       $78,758
                                                ===========   ===========

            The Company's revolving line of credit (the "Agreement"), which currently matures on June 1, 1997, permits borrowings up to $100,000,000. At the Company's option, borrowings under the Agreement bear interest at the bank's prime rate and/or at the London Interbank Offered Rate (LIBOR) plus .75 to 2.0 per cent, depending upon certain ratios. At September 30, 1995, all borrowings were under the LIBOR option with rates ranging from 6.63% to 6.69%. The Agreement has a $16.5 million quarterly commitment reduction commencing March 1, 1996. On or before the first day of October of each year, the Company has the option to request an extension of the revolving period and the termination date with the approval of its banks. The Company is in the process of negotiating a new agreement and therefore has not filed the extension request. Under the terms of the Agreement, the Company is subject to various debt covenants including maintenance of certain financial ratios, and in addition, it limits the amount of cash dividends.

     NOTE 4 - Restricted Cash:

            As of September 30, 1995, the Company had $5,328,000 in restricted cash. This cash, which is related to California Pollution Control Bonds issued in fiscal 1995, is held in custody by a Trustee and is restricted as to withdrawal or use for qualified fixed asset expenditures. Of the above amount, $2,360,000 is included in Other Assets while the remaining $2,968,000 is included in Receivables.

(b)    Pro Forma Financial Information

       The following pro forma financial statements of USA Waste Services, Inc. ("USA Waste") and Western are included herein: the combined historical unaudited pro forma condensed balance sheet as of September 30, 1995 and the related combined historical unaudited pro forma condensed statements of operations for the nine months ended 1995 and 1994 and for each of the three years in the period ended December 31, 1994.

                             USA WASTE AND WESTERN

     COMBINED HISTORICAL UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


The following combined historical unaudited pro forma condensed financial statements are based upon the historical consolidated financial statements of USA Waste Services, Inc. ("USA Waste") as previously filed with the Securities and Exchange Commission under the Securities Act of 1934, as amended, and of Western, included elsewhere in this Current Report on Form 8-K and should be read in conjunction with those consolidated financial statements and related notes. These combined historical unaudited pro forma condensed financial statements are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. These combined historical unaudited pro forma condensed financial statements give effect to the merger by combining the results of operations of USA Waste and Western using the "pooling of interests" method of accounting as if the companies had been combined since their inception.

In connection with the proposed merger, it is anticipated that Western will change its fiscal year end from June 30 to Decmber 31 to conform with USA Waste's year end. In the accompanying combined historical unaudited pro forma condensed financial statements, Western's operating results for the six months ended June 30, 1994 were included in the statements of operations for its fiscal year ended June 30, 1994 and the twelve months ended December 31, 1994. Western's operating revenues and income from continuing operations for the six months ended June 30, 1994 were $130,771,000 and $7,130,000, respectively.

In addition, USA Waste closed two equity related transactions subsequent to September 30, 1995 which significantly changed its balance sheet. On October 6, 1995, USA Waste completed a public offering of 6,345,625 shares of its common stock. The net proceeds of approximately $117,851,000 were used for the repayment of debt. On December 11, 1995, USA Waste converted $48,070,000 of 8 1/2% Convertible Subordinated Debentures into common stock at $13.25 per share. As a result of these transactions, the total liabilities were reduced by $165,921,000 and the stockholders' equity increased $163,890,000. See the effects of these changes on the balance sheet as of September 30, 1995 in the "Pro Forma Adjusted" column in the accompanying combined historical unaudited pro forma balance sheet.

                            USA WASTE AND WESTERN

       COMBINED HISTORICAL UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

The following combined historical unaudited pro forma condensed balance sheet presents the combined financial position of USA Waste and Western as of September 30, 1995. Such unaudited pro forma combined information is based on the historical consolidated balance sheets of USA Waste and Western as of September 30, 1995 after giving effect to the proposed merger using the "pooling of interests" method of accounting and to the pro forma adjustments as described in the notes to combined historical unaudited pro forma condensed financial statements. The pro forma adjusted column reflects the sale of 6,345,625 shares of USA Waste's common stock, priced at $19.625 per share, on October 6, 1995. The net proceeds of approximately $117,851,000 were used for the repayment of debt. The pro forma adjusted column also reflects the conversion of $48,070,000 of USA Waste's 8 1/2% Convertible Subordinated Debentures on December 11, 1995 into common stock at $13.25 per share.

                                                     USA Waste            Western         Pro Forma                       Pro Forma
                                               September 30, 1995   September 30, 1995   Adjustments       Pro Forma       Adjusted
                                               ------------------   ------------------   -----------       ---------      ----------
                                                                                       (in thousands)
Assets
Current assets:
   Cash and cash equivalents                            $11,985              $8,374      $     ---           $20,359        $20,359
   Accounts receivable, net                              62,777              32,373            ---            95,150         95,150
   Notes and other receivables                            7,951                 ---            ---             7,951          7,951
   Prepaid expenses and other                            21,523              10,781         (4,301)(e)        28,003         28,003
                                                       --------            --------        -------        ----------     ----------
     Total current assets                               104,236              51,528         (4,301)          151,463        151,463
Notes and other receivables                               9,070                 ---            ---             9,070          9,070
Property and equipment, net                             564,355             202,795            ---           767,150        767,150
Excess of cost over net assets of acquired
   business, net                                         92,010              19,811         (2,222)(a)       109,599        109,599
Other intangible assets, net                             25,921               6,863            ---            32,784         32,784
Other assets                                             41,289              18,135            ---            59,424         57,393
                                                       --------            --------        -------        ----------     ----------
     Total assets                                      $836,881            $299,132        ($6,523)       $1,129,490     $1,127,459
                                                       ========            ========      =========        ==========     ==========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued liabilities             $53,061             $32,454         $  ---           $85,515        $85,515
   Deferred revenues                                      7,730                 207            ---             7,937          7,937
   Current maturities of long-term debt                  36,744               1,296            ---            38,040         35,957
                                                       --------            --------        -------        ----------     ----------
     Total current liabilities                           97,535              33,957            ---           131,492        129,409
Long-term debt                                          488,665              78,758            ---           567,423        403,585
Closure, post-closure and other liabilities              59,529              21,136         (2,472)(e)        78,193         78,193
                                                       --------            --------        -------        ----------     ----------
                                                        645,729             133,851         (2,472)          777,108        611,187
                                                       --------            --------        -------        ----------     ----------

Commitments and contingencies                               ---                 ---            ---               ---            ---

Stockholders' equity:
   Preferred stock                                          ---                 ---            ---               ---            ---
   Common stock                                             539              80,249        (80,030)(c)           758            853
   Additional paid-in capital                           555,555                 ---         80,508 (a,c)     636,063        799,858
   Retained earnings (accumulated deficit)             (362,981)             85,032         (4,529)(a,c)    (282,478)      (282,478)
   Less treasury stock, at cost                          (1,961)                ---            ---            (1,961)        (1,961)
                                                       --------            --------        -------        ----------     ----------
     Total stockholders' equity                         191,152             165,281         (4,051)          352,382        516,272
                                                       --------            --------        -------        ----------     ----------
     Total liabilities and stockholders' equity        $836,881            $299,132        ($6,523)       $1,129,490     $1,127,459
                                                       ========            ========        =======        ==========     ==========


        See notes to combined historical unaudited pro forma condensed financial statements.

                            USA WASTE AND WESTERN

  COMBINED HISTORICAL UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

The following combined historical unaudited pro forma condensed statement of operations for the nine months ended September 30, 1995 was prepared based on the historical statements of operations for USA Waste and Western for such period after giving effect to the proposed merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined historical unaudited pro forma condensed financial statements.


                                                       USA Waste              Western
                                                     9 Months Ended       9 Months Ended        Pro Forma
                                                   September 30, 1995   September 30, 1995     Adjustments            Pro Forma
                                                   ------------------   ------------------     -----------            ---------
                                                                       (in thousands except per share amounts)
Operating revenues                                      $332,447               $205,862          $ ---                 $538,309
                                                        --------               --------         -------                --------

Costs and expenses:
  Operating                                              186,998                150,295         (19,451)(b)             317,842
  General and administrative                              47,710                 29,800            (980)(b)              76,530
  Unusual items                                            4,733                    ---             ---                   4,733
  Merger costs                                            25,073                    ---             ---                  25,073
  Depreciation and amortization                           41,789                    ---          20,387 (a,b)            62,176
                                                        --------               --------         -------                --------
                                                         306,303                180,095             (44)                486,354
                                                        --------               --------         -------                --------

Income from operations                                    26,144                 25,767              44                  51,955
                                                        --------               --------         -------                --------

Other income (expense):
  Interest expense:
    Early redemption premiums, extension fees,
       and other nonrecurring interest                   (10,994)                   ---             ---                 (10,994)
    Other                                                (24,583)                (3,977)            ---                 (28,560)
  Interest income                                          1,919                  1,323             ---                   3,242
  Other income, net                                        2,117                    488             ---                   2,605
                                                        --------               --------         -------                --------
                                                         (31,541)                (2,166)            ---                 (33,707)
                                                        --------               --------         -------                --------


Income (loss) before provision for income taxes           (5,397)                23,601              44                  18,248
Provision for income taxes                                 3,358                 10,312           1,400 (e)              15,070
                                                        --------               --------         -------                --------
Income (loss) from continuing operations                 ($8,755)               $13,289         ($1,356)                 $3,178
                                                        ========               ========         =======                ========

Income (loss) from continuing operations per
  common share                                            ($0.17)                 $0.85                                   $0.04 (d)
                                                        ========               ========                                ========

Weighted average shares outstanding                       51,977                 15,680           7,840 (d)              75,497
                                                        ========               ========         =======                ========



        See notes to combined historical unaudited pro forma condensed financial statements.

                            USA WASTE AND WESTERN

  COMBINED HISTORICAL UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

The following combined historical unaudited pro forma condensed statement of operations for the nine months ended September 30, 1994 was prepared based on the historical statements of operations for USA Waste and Western for such period after giving effect to the proposed merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined historical unaudited pro forma condensed financial statements.

                                                          USA Waste              Western
                                                       9 Months Ended        9 Months Ended      Pro Forma
                                                     September 30, 1994    September 30, 1994   Adjustments           Pro Forma
                                                     ------------------    ------------------   -----------           ---------
                                                                         (in thousands except per share amounts)
Operating revenues                                          $325,755             $197,918         $ ---                $523,673
                                                            --------             --------        -------               --------
Costs and expenses:
  Operating                                                  192,427              145,371        (16,657)(b)            321,141
  General and administrative                                  51,293               28,782         (1,379)(b)             78,696
  Merger costs                                                 3,782                  ---            ---                  3,782
  Depreciation and amortization                               42,762                  ---         17,966 (a,b)           60,728
                                                            --------             --------        -------               --------
                                                             290,264              174,153            (70)               464,347
                                                            --------             --------        -------               --------

Income from operations                                        35,491               23,765             70                 59,326
                                                            --------             --------        -------               --------

Other income (expense):
  Shareholder litigation settlement
      and other litigation related costs                     (74,100)                 ---            ---                (74,100)
  Interest expense                                           (25,075)              (3,141)           ---                (28,216)
  Interest income                                              1,964                  632            ---                  2,596
  Other income, net                                            1,432                 (943)           ---                    489
                                                            --------             --------        -------               --------
                                                             (95,779)              (3,452)           ---                (99,231)
                                                            --------             --------        -------               --------


Income (loss) before provision for income taxes              (60,288)              20,313             70                (39,905)
Provision for income taxes                                     4,983                9,105            944 (e)             15,032
                                                            --------             --------        -------               --------
Income (loss) from continuing operations                    ($65,271)             $11,208          ($874)              ($54,937)
                                                            ========             ========        =======               ========

Income (loss) from continuing operations per
  common share                                                ($1.34)               $0.73                                ($0.77)(d)
                                                            ========             ========                              ========

Weighted average shares outstanding                           49,182               15,418          7,709 (d)             72,309
                                                            ========             ========        =======               ========


        See notes to combined historical unaudited pro forma condensed financial statements.

                            USA WASTE AND WESTERN

        COMBINED HISTORICAL UNAUDITED PRO FORMA HISTORICAL CONDENSED
                           STATEMENT OF OPERATIONS

The following combined historical unaudited pro forma condensed statement of operations for the year ended December 31, 1994 was prepared based on the historical statement of operations of USA Waste and Western for such period after giving effect to the proposed merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined historical unaudited pro forma condensed financial statements.


                                                        USA Waste               Western
                                                       Year Ended          12 Months Ended       Pro Forma
                                                    December 31, 1994      December 31, 1994    Adjustments          Pro Forma
                                                    -----------------      -----------------    -----------          ---------
                                                                         (in thousands except per share amounts)
Operating revenues                                      $434,224               $265,589            $ ---               $699,813
                                                        --------               --------           -------              --------
Costs and expenses:
  Operating                                              257,370                193,597           (22,559)(b)           428,408
  General and administrative                              71,500                 38,774            (2,106)(b)           108,168
  Unusual items                                            8,863                    ---               ---                 8,863
  Merger costs                                             3,782                    ---               ---                 3,782
  Depreciation and amortization                           56,139                    ---            24,571 (a,b)          80,710
                                                        --------               --------           -------              --------
                                                         397,654                232,371               (94)              629,931
                                                        --------               --------           -------              --------

Income from operations                                    36,570                 33,218                94                69,882
                                                        --------               --------           -------              --------

Other income (expense):
  Shareholder litigation settlement
      and other litigation related costs                 (79,400)                   ---               ---               (79,400)
  Interest expense:
    Early redemption premiums, extension fees,
       and other nonrecurring interest                    (1,254)                   ---               ---                (1,254)
    Other                                                (32,804)                (4,542)              ---               (37,346)
  Interest income                                          2,641                    958               ---                 3,599
  Other income, net                                        1,877                 (1,850)              ---                    27
                                                        --------               --------           -------              --------
                                                        (108,940)                (5,434)              ---              (114,374)
                                                        --------               --------           -------              --------


Income (loss) before provision for income taxes          (72,370)                27,784                94               (44,492)
Provision for income taxes                                 3,908                 12,429               984 (e)            17,321
                                                        --------               --------           -------              --------
Income (loss) from continuing operations                ($76,278)               $15,355             ($890)             ($61,813)
                                                        ========               ========           =======              ========

Income (loss) from continuing operations per
  common share                                            ($1.55)                 $1.00                                  ($0.86)(d)
                                                        ========               ========                                ========

Weighted average shares outstanding                       49,671                 15,421             7,710 (d)            72,802
                                                        ========               ========           =======              ========


        See notes to combined historical unaudited pro forma condensed financial statements.

                            USA WASTE AND WESTERN

  COMBINED HISTORICAL UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

The following combined historical unaudited pro forma condensed statement of operations for the year ended December 31, 1993 was prepared based on the historical statement of operations of USA Waste for such period and the historical statement of operations of Western for its fiscal year ended June
30, 1994, after giving effect to the proposed merger using the "pooling of interest" method of accounting and to the pro forma adjustments described in the notes to combined historical unaudited pro forma condensed financial statements.


                                                USA Waste                  Western
                                                Year Ended               Year Ended             Pro Forma
                                            December 31, 1993           June 30, 1994          Adjustments             Pro Forma
                                            -----------------           -------------          -----------             ---------
                                                                   (in thousands except per share amounts)
Operating revenues                               $382,234                   $257,005              $ ---                 $639,239
                                                 --------                   --------             -------                --------
Costs and expenses:
  Operating                                       217,345                    192,099             (20,717)(b)             388,727
  General and administrative                       66,968                     38,483              (1,330)(b)             104,121
  Unusual items                                     2,672                        ---                 ---                   2,672
  Depreciation and amortization                    52,222                        ---              22,001 (a,b)            74,223
                                                 --------                   --------             -------                --------
                                                  339,207                    230,582                 (46)                569,743
                                                 --------                   --------             -------                --------

Income from operations                             43,027                     26,423                  46                  69,496
                                                 --------                   --------             -------                --------

Other income (expense):
  Shareholder litigation related costs             (5,500)                       ---                 ---                  (5,500)
  Interest expense                                (35,975)                    (3,834)                ---                 (39,809)
  Interest income                                   3,539                        799                 ---                   4,338
  Other income, net                                 1,915                       (767)                ---                   1,148
                                                 --------                   --------             -------                --------
                                                  (36,021)                    (3,802)                ---                 (39,823)
                                                 --------                   --------             -------                --------


Income before provision for income taxes            7,006                     22,621                  46                  29,673
Provision for income taxes                          6,018                     10,094               1,808 (e)              17,920
                                                 --------                   --------             -------                --------
Income from continuing operations                    $988                    $12,527             ($1,762)                $11,753
                                                 ========                   ========             =======                ========

Income from continuing operations per
  common share                                      $0.01                      $0.83                                       $0.16(d)
                                                 ========                   ========                                    ========

Weighted average shares outstanding                45,885                     15,048               7,524 (d)              68,457
                                                 ========                   ========             =======                ========


       See notes to combined historical unaudited pro forma condensed financial statements.

                            USA WASTE AND WESTERN

  COMBINED HISTORICAL UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

The following combined historical unaudited pro forma condensed statement of operations for the year ended December 31, 1992 was prepared based on the historical statement of operations of USA Waste for such period and the historical statement of operations of Western for its fiscal year ended June
30, 1993, after giving effect to the proposed merger using the "pooling of interest" method of accounting and to the pro forma adjustments described in the notes to combined historical unaudited pro forma condensed financial statements.

                                                  USA Waste             Western
                                                 Year Ended            Year Ended             Pro Forma
                                              December 31, 1992      June 30, 1993           Adjustments               Pro Forma
                                              -----------------      -------------           -----------               ---------
                                                                    (in thousands except per share amounts)
Operating revenues                                $351,359             $231,205                 $ ---                   $582,564
                                                  --------             --------                -------                  --------
Costs and expenses:
  Operating                                        208,928              187,648                (17,538)(b)               379,038
  General and administrative                        75,426               37,076                 (1,140)(b)               111,362
  Unusual items                                     51,047               21,043                    ---                    72,090
  Depreciation and amortization                     44,139                  ---                 18,748 (a,b)              62,887
                                                  --------             --------                -------                  --------
                                                   379,540              245,767                     70                   625,377
                                                  --------             --------                -------                  --------

Income from operations                             (28,181)             (14,562)                   (70)                  (42,813)
                                                  --------             --------                -------                  --------

Other income (expense):
  Shareholder litigation related costs             (10,853)                 ---                    ---                   (10,853)
  Interest expense                                 (35,840)              (3,480)                   ---                   (39,320)
  Interest income                                    5,435                  841                    ---                     6,276
  Other income, net                                  1,699                2,735                 (2,829)(a)                 1,605
                                                  --------             --------                -------                  --------
                                                   (39,559)                  96                 (2,829)                  (42,292)
                                                  --------             --------                -------                  --------


Loss before provision for income taxes             (67,740)             (14,466)                (2,899)                  (85,105)
Provision for income taxes                             479               (4,350)                 3,563 (e)                  (308)
                                                  --------             --------                -------                  --------
Loss from continuing operations                   ($68,219)            ($10,116)               ($6,462)                 ($84,797)
                                                  ========             ========                =======                  ========

Loss from continuing operations per
  common share                                      ($1.60)              ($0.73)                                          ($1.34)(d)
                                                  ========             ========                                         ========

Weighted average shares outstanding                 42,707               13,818                  6,909 (d)                63,434
                                                  ========             ========                =======                  ========


        See notes to combined historical unaudited pro forma condensed financial statements.

                             USA WASTE AND WESTERN

 NOTES TO COMBINED HISTORICAL UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


BASIS OF PRESENTATION

         The combined historical unaudited pro forma condensed financial statements assume the issuance of USA Waste Common Stock in exchange for all outstanding Western Common Stock. Such financial statements also assume that the merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The pooling of interests method of accounting assumes that the combining companies have been merged from their inception, and the historical financial statements for periods prior to consummation of the merger are restated as though the companies have been combined from their inception.

         Pursuant to the rules and regulations of the Securities and Exchange Commission, the combined historical unaudited pro forma condensed statements of operations exclude the results of operations associated with discontinued businesses, extraordinary items, and cumulative effects of accounting changes. In addition, the combined historical unaudited pro forma condensed financial statements do not include any adjustment for estimated nonrecurring costs related to the merger which are not determinable at this time.

         Certain reclassifications have been made to the historical financial statements of USA Waste and Western to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.


PRO FORMA ADJUSTMENTS

         (a) All significant intercompany balance sheet and statement of operations items between USA Waste and Western have been eliminated in the combined historical unaudited pro forma condensed financial statements. In February 1992, USA Waste acquired a 55% interest in a hauling company from a third party where Western owned the remaining 45%. In March 1993, USA Waste acquired the remaining 45% from Western. The combined historical unaudited pro forma condensed financial statements reflect the combined company's 100% ownership of the acquired hauling company as of February 1992 and the related purchase accounting entry and subsequent goodwill amortization as if USA Waste and Western had been combined from their inception. Minority interest recognized between February 1992 and March 1993 has been removed from the combined historical unaudited pro forma financial statements as well as the gain recognized by Western upon the March 1993 sale, the related goodwill recorded by USA Waste, and its subsequent amortization.

         (b) Adjustments have been made to reclassify Western's depreciation and amortization from operating expenses and general and administrative expenses to a separate line item to conform to the presentation of USA Waste as if the companies had been combined since their inception.

         (c) The stockholders' equity accounts have been adjusted to reflect the assumed issuance of 21 million shares of USA Common Stock for each issued and outstanding share of Western Common Stock (based on the exchange ratio of 1.5 shares of USA Waste Common Stock for each share of Western Common Stock). The actual number of shares of USA Waste Common Stock to be issued pursuant to the merger will be based upon the number of shares of Western issued and outstanding immediately prior to the consummation of the merger, excluding USA Waste's 4.5% ownership in Western (which was acquired in October and November
1995).

         (d) Pro forma income (loss) from continuing operations per share for each period is based on the combined weighted average number of shares outstanding, after giving effect to the issuance of 1.5 shares of USA
Waste

Common Stock for each share of Western Common Stock, including approximately 3 million shares of USA Waste Common associated with Western's common stock equivalents, and to preferred stock dividends paid by USA Waste of $152,000, $582,000, and $565,000 for the years ended December 31, 1992, 1993, and 1994, respectively, and $565,000 for the nine months ended September 30, 1994. The historical USA Waste income from continuing operations per share has also been adjusted for the preferred stock dividends. Fully diluted earnings (loss) per share are considered equal to primary earnings (loss) per share for all periods presented because the addition of potentially dilutive securities that are not common stock equivalents would have been either antidilutive or immaterial.

         (e) The combined historical unaudited pro forma condensed financial statements assume that the merger qualifies as a "tax-free" reorganization for federal income tax purposes. The provision for income taxes has been adjusted to reflect the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to conform to the accounting policies of USA Waste as if the companies had been combined since their inception.

(c)    Exhibits

       2.1 Agreement and Plan of Merger, dated as of December 18, 1995, by and among USA Waste Services, Inc., Riviera Acquisition Corporation and Western Waste Industries [Incorporated by Reference to Exhibit A of the Schedule 13D filed by USA Waste with respect to the common stock of Western on December 28, 1995].

       23.1   Consent of Ernst & Young LLP.

       99.1   Press Release dated December 19, 1995.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        USA WASTE SERVICES, INC.


                                        By /s/ Gregory T. Sangalis
                                           ------------------------------------
                                           Gregory T. Sangalis
                                           Vice President, General Counsel
                                           & Secretary
January 9, 1996

                                 EXHIBIT INDEX


Exhibit No.                        Description                     Sequentially
-----------                        -----------                     Numbered Page
                                                                   -------------
    2.1        Agreement and Plan of Merger, dated as of December
               18, 1995, by and among USA Waste Services, Inc.,
               Riviera Acquisition Corporation and Western Waste
               Industries [Incorporated by Reference to Exhibit A
               of the Schedule 13D filed by USA Waste with
               respect to the common stock of Western on December
               28, 1995]

    23.1       Consent of Ernst & Young LLP

    99.1       Press Release dated December 19, 1995